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BAYOU STEEL CORPORATION

NOTICE OF
ANNUAL MEETING OF
CLASS A, CLASS B AND
CLASS C COMMON
STOCKHOLDERS AND
PROXY STATEMENT

February 1, 2000

Dear Stockholders:

        You are cordially invited to attend the Bayou Steel Corporation Annual Meeting of Stockholders to be held at 9:00 a.m. (E.S.T.) on Thursday, March 2, 2000, at One West 54th Street, New York, NY 10019.

        The attached Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement describe in detail the matters proposed by your Board of Directors to be considered and voted upon at the meeting.

        It is important that your shares be represented at the meeting, whether or not you are personally able to attend. Accordingly, you are requested to sign, date and return the enclosed proxy promptly. Your cooperation is appreciated. If you do attend the Annual Meeting, you may still vote in person.

Sincerely, HOWARD M. MEYERS, Chairman and Chief Executive Officer

BAYOU STEEL CORPORATION

138 Highway 3217
P. O. Box 5000
LaPlace, Louisiana 70069-1156

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

CLASS A COMMON, CLASS B COMMON, AND CLASS C COMMON

        The Annual Meeting of Stockholders (the “Meeting”) of Bayou Steel Corporation (the “Company”), will be held at 9:00 a.m. (E.S.T.) on Thursday, March 2, 2000, at One West 54th Street, New York, New York 10019, for the purpose of considering and voting upon the following matters as set forth in the accompanying Proxy Statement:

1.	Election of two (2) Class A and four (4) Class B Directors.

2.	Ratification of the appointment of Arthur Andersen LLP as auditors of the Company for the fiscal year ending September 30, 2000.

        Only stockholders of record at the close of business on January 3, 2000, are entitled to notice of and to vote at the Meeting. A certified list of stockholders entitled to vote at the Meeting will be available for examination, during business hours, by any stockholder for any purpose germane to the Meeting for a period of not less than ten days immediately preceding the Meeting at the offices of American Stock Transfer and Trust Company, 6201 15th Avenue, Brooklyn, New York 11219.

        Please sign the enclosed proxy and return it promptly in the accompanying envelope. It is important that your shares be represented at the meeting. If you attend the meeting, you may revoke your proxy and vote in person.

By order of the Board of Directors RICHARD J. GONZALEZ, Secretary
February 1, 2000

BAYOU STEEL CORPORATION

138 Highway 3217
P.O. Box 5000
LaPlace, Louisiana 70069-1156

PROXY STATEMENT

Solicitation, Quorum, and Voting of Proxies

        This Proxy Statement, which will be first mailed to stockholders on or about February 1, 2000, is furnished in connection with the Board of Directors’ solicitation of proxies from the holders of the Class A Common Stock of the Company at the Annual Meeting of Stockholders of the Company to be held March 2, 2000 (the “Meeting”) at the time and place set forth in the accompanying Notice.

        The cost of preparing and mailing this Proxy Statement and the accompanying proxy, and the cost of solicitation of proxies on behalf of the Board of Directors, will be borne by the Company. Solicitation will be made by mail. Some personal solicitation may be made by directors, officers, and employees without special compensation, other than reimbursement for expenses.

        The Board of Directors has fixed the close of business on January 3, 2000, as the record date for the Meeting and only holders of record of the Class A, Class B, and Class C Common Stock on the record date are entitled to receive notice of and to vote at the Meeting. The holders of a majority of the issued and outstanding shares of Class A, Class B, and Class C Common Stock present in person, or represented by proxy, shall constitute a quorum at the Meeting.

        Stockholders who submit a properly executed proxy voting, or abstaining from voting, on any issue will be counted as present for purposes of constituting a quorum. If a quorum is present: (A) the holders of the Class A Common Stock are entitled to elect 40% of the entire board of directors, and the holders of the Class B Common Stock are entitled to elect 60% of the entire board of directors, in each case with the election of directors being determined by plurality vote and (B) the affirmative vote of a majority of the Class A, Class B, and Class C Common Stock present or represented by proxy and entitled to vote is required to ratify the appointment of independent auditors.

        Abstentions will have the effect of a vote against the proposal to ratify the appointment of auditors.

        If brokers, who do not receive instructions from beneficial owners as to the granting or withholding of proxies, do not exercise discretionary power to grant a proxy with respect to such shares (a “broker non-vote”) on a proposal other than the election of directors, then the shares not voted on such proposal will be counted as not present with respect to the proposal. Because the proposal to ratify the appointment of auditors must be approved by the affirmative vote of a majority of the voting power present at the Meeting, the failure to deliver a proxy to vote on that proposal will have no effect on the outcome of the vote.

        With respect to the proposal to ratify the appointment of auditors and with respect to any other matter to be voted upon at the Annual Meeting as to which the Class A, Class B, and Class C Common Stock will vote together as a single class, each share of Class A and Class C Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to 7.0137953 votes.

        All proxies received by the Company in the form enclosed will be voted as specified and if no contrary specification is made, the proxy will be voted FOR the election of the Class A Directors set forth in this Proxy Statement and FOR the ratification of the appointment of Arthur Andersen LLP as auditors.

Revocation

        A proxy may be revoked any time prior to its exercise by written notice of revocation to the Secretary of the Company or by duly executing a proxy bearing a later date. A stockholder who votes in person at the Meeting in a manner inconsistent with a proxy previously filed on the stockholder’s behalf will be deemed to have revoked such proxy as it relates to the matter voted upon in person.

Security Ownership of Certain Beneficial Owners

        On October 31, 1999, the Company had outstanding 10,619,380 shares of Class A Common Stock ($.01 par value), 2,271,127 shares of Class B Common Stock ($.01 par value), and 100 shares of Class C Common Stock ($.01 par value).

        The following table lists persons other than executive officers or directors of the Company who are known to the Company to own beneficially more than 5% of each class of its outstanding stock as of October 31, 1999. The information set forth below is based upon information furnished by the persons listed. Unless otherwise indicated, all shares shown as beneficially owned are held with sole voting and investment power.

	Title of	Beneficial Ownership
Name and Address of Beneficial Owner	Class	Amount	Percentage
Bayou Steel Properties Limited(1)	B	2,271,127	100.00%
2777 Stemmons Freeway
Dallas, TX 75207
Voest-Alpine International Corporation	C	100	100.00%

__________
(1)	See footnote 7 on page 5.

ELECTION OF DIRECTORS (PROPOSAL 1)

Nominee Directors

        The Company’s Certificate of Incorporation states that the number of directors shall be between seven and thirteen, with the exact number to be set by the Board of Directors. The Board of Directors has currently set the number of directors at seven, of which three may be elected by the Class A Stockholders and four may be elected by the Class B Stockholders. Two of the three current Class A Directors have been nominated for re-election by the Nominating Committee of the Board of Directors for a one-year term expiring at the next Meeting of Stockholders and until their successors have been elected. The third current Class A Director, Mr. Jeffrey P. Sangalis, has advised the Board of Directors that he does not seek re-election to the Board. Although the Nominating Committee has not yet nominated a replacement for Mr. Sangalis, it is contemplated that the Board will act to fill the vacancy as soon as a suitable candidate is identified. Unless authority to vote is specifically withheld by appropriate designation on the proxy, it is the intention of the persons named in the accompanying proxy to vote the Class A shares represented thereby in favor of the re-election of Messrs. Lawrence E. Golub and Stanley S. Shuman, the two nominees named below, as Class A Directors of the Company.

        The Company has been advised by Bayou Steel Properties Limited (the “BSPL”), the holder of all of the Company’s Class B shares, that it is the intention of such holder to vote all of its Class B shares in favor of the re-election of Messrs. Melvyn N. Klein, Albert P. Lospinoso, Howard M. Meyers and Jerry M. Pitts, the four nominees named below, as Class B Directors of the Company. Although no such intention currently exists, the holder of the Class B Common Stock may determine to elect as directors persons other than those currently named as nominees.

        The Board of Directors recommends that Class A stockholders vote FOR each of the Class A Director nominees named below, and, unless a stockholder gives instructions on the proxy card to the contrary, the proxies named thereon intend to so vote. The Company does not anticipate that any of the nominees for Class A Director will be unable to stand for re-election, but if such a situation should arise, it is the intention of the persons named in the accompanying proxy to vote for the election of such other person or persons as the Nominating Committee of the Board of Directors may recommend.

Information With Respect to Board of Directors

        The following table sets forth certain information as to the Director nominees (and as to the ownership of the Company’s Class A and Class B Common Stock by Directors, named Executive Officers, and all Executive Officers and Directors of the Company, as a group) as of October 31, 1999. Unless otherwise indicated, each of the directors has held the positions listed under his name for at least five years.

		Common Stock
		Class A		Class B
Name, Age and Principal Occupation	Director Since	Number of Shares Beneficially Owned	Percent Outstanding & Exercisable	Number of Shares Beneficially Owned	Percent Outstanding & Exercisable

CLASS A DIRECTOR NOMINEES
Lawrence E. Golub, 40(1)	1988	103,000	*	-0-	-0-
President of Golub Associates
Incorporated
Equity Investment firm
New York, New York
Jeffrey P. Sangalis, 41(2)	1995	822,422	7.19	-0-	-0-
Managing Partner & Director of
Rice Sangalis Toole & Wilson
Investment Firm
Houston, Texas
Stanley S. Shuman, 64(3)(7)	1988	817,880	7.70	-0-	-0-
Executive Vice President & Managing
Director of Allen & Company
Incorporated, investment bankers
New York, New York

CLASS B DIRECTOR NOMINEES
Melvyn N. Klein, 57(4)(7)	1988	60,000	*	-0-	-0-
President, JAKK Holding Corporation,
a General Partner of GKH Partners, L.P.
Corpus Christi, Texas
Albert P. Lospinoso, 63(5)(7)	1988	10,000	*	-0-	-0-
Director of Quexco Inc., a holding
company involved in recycling
nonferous metals
Dallas, Texas
Howard M. Meyers, 57(6)(7)	1988	300,000	2.83	2,271,127	100
Chairman and Chief Executive Officer
of the Company
Jerry M. Pitts, 48(8)	1994	38,193	*	-0-	-0-
President and Chief Operating Officer
of the Company

		Common Stock
		Class A			Class B
Name, Age and Principal Occupation	Director Since	Number of Shares Beneficially Owned		Percent Outstanding & Exercisable	Number of Shares Beneficially Owned	Percent Outstanding & Exercisable

NON-DIRECTOR NAMED
EXECUTIVE OFFICERS
Richard J. Gonzalez, 52	—	21,645	(9)	*	-0-	-0-
Vice President, Chief Financial
Officer, Treasurer and Secretary
Timothy R. Postlewait, 49	—	19,652	(9)	*	-0-	-0-
Vice President of Plant Operations
Rodger A. Malehorn, 57	—	18,771	(9)	*	-0-	-0-
Vice President of Commercial
Operations
All directors and executive officers as
a group(10) (11 persons)	--	2,222,111		19.28	2,271,127	100

__________

*	Less than one percent.

(1)	Mr. Lawrence E. Golub has been President of Golub Associates Incorporated., an equity investment firm, since August 1994. Golub Associates Incorporated currently manages three affiliated funds which concentrate on private equity investments. From September 1993 to August 1994, Mr. Golub was a Managing Director of Bankers Trust Company in New York, New York. From September 1992 to August 1993, Mr. Golub was a White House Fellow. Mr. Golub was Managing Director of Wasserstein Perella Capital Markets from February 1990 to August 1992 and an officer of Allen & Company Incorporated, an investment banking firm, from 1984 to February 1990. From February 21, 1991 until September 21, 1994, Mr. Golub served as a Director elected by the Class B Common stockholder.

(2)	All 822,422 shares are subject to a warrant beneficially owned by Rice Partners II, LP. Mr. Sangalis is a Managing Partner and Director of Rice Sangalis Toole & Wilson, which is the general partner of Rice Partners II, LP. Mr. Sangalis disclaims beneficial ownership of such shares. In addition, pursuant to a Preferred Stock and Warrant Purchase Agreement, dated June 13, 1995, the holder of the warrant is allowed to designate a director to the Company’s Board.

(3)	Includes 522,528 shares of Class A Common Stock owned by Allen Holding Inc. and officers, directors and employees of Allen & Company Incorporated. Includes 60,000 shares of Class A Common Stock owned by trusts for the benefit of Mr. Shuman’s children. Mr. Shuman disclaims beneficial ownership of such shares. Mr. Shuman has no voting or investment power, shared or otherwise, in the foregoing shares. Mr. Stanley S. Shuman is an Executive Vice President and Managing Director of both Allen Holding Inc. and Allen & Company Incorporated. He is a Director of The News Corporation Limited, Hudson General Corporation, and News America Holdings, Inc..

(4)	Mr. Melvyn N. Klein has been a practicing attorney and a private investor in Corpus Christi, Texas. He has been a Director of Quexco since 1984. He is the sole shareholder, sole director and President of JAKK Holding Corporation, a General Partner of GKH Partners, L.P., which is the sole General Partner of GKH Investments, L.P., an investment partnership; founder and principal of Questor Partners Fund, L.P.; and a director of Anixter International, Inc., Santa Fe Energy Resources, and Hanover Compressor Company.

(5)	Mr. Albert P. Lospinoso has been a Director of Quexco since 1984. He was Chairman of the Board of RSR Corporation (“RSR”) a privately owned, nonferrous metals recycle smelting and refining company with offices in Dallas, Texas, and plants in Dallas, Texas; Middletown, New York; Indianapolis, Indiana; and City of Industry, California from May 1996 to March 1997. He was Chief Executive Officer, President, and director of RSR Corporation until May 1996. From July 1992 until July 1995, Mr. Lospinoso was President and Chief Operating Officer of RSR, and for more than five years prior to that he was the Executive Vice President, Chief Operating Officer and a director of RSR and its predecessor companies. Since 1984, Mr. Lospinoso has been a director of Quexco Incorporated.

(6)	Mr. Howard M. Meyers has been Director, Chairman of the Board, Chief Executive Officer of the Company since September 5, 1986, and was also President until September 21, 1994. Since 1984, he has been Director, Chairman of the Board, Chief Executive Officer and President of Quexco Incorporated, a privately owned company.

(7)	All 300,000 shares of Class A Common Stock are owned by a limited partnership in which Mr. Meyers and his wife are the sole limited partners and of which the general partner is a corporation all of the stock of which is owned by Mr. Meyers. Through his control of the corporate general partner of the limited partnership, Mr. Meyers has sole voting and dispositive power over the 300,000 shares of Class A Common Stock. The limited partnership also owns 60% of the Common Stock of Bayou Steel Properties Limited (the “BSPL”), a Delaware corporation. Through his control of the corporate general partner of the limited partnership, Mr. Meyers controls BSPL’s voting power. Since BSPL owns 100% of the Company’s Class B Common Stock, Mr. Meyers has sole voting and dispositive control of the Class B Common Stock. The Class B Common Stock accounts for a maximum of 60% of the voting power of the Company. Therefore Mr. Meyers may be deemed to “control” the Company. Allen & Company Incorporated and Messrs. Klein, Lospinoso, and Shuman are minority stockholders of BSPL owning 2.08%, 2.77%, 0.76%, and 1.17%, respectively, and Messrs. Lospinoso and Meyers are directors of BSPL.

(8)	Includes exercisable options for 30,000 shares of Class A Common Stock. Mr. Jerry M. Pitts was elected Director, President and Chief Operating Officer on September 21, 1994. He was elected Executive Vice President and Chief Operating Officer of the Company on June 7, 1991. He had been Executive General Manager of the Company since July 1, 1987. From 1986 to 1987, he served the Company as General Manager of Operations; from 1984 to 1986, he was Superintendent of Melting Operations; and from 1980 to 1984, he was General Foreman of Melting. Mr. Pitts worked in various management capacities related to production and process engineering at U.S. Steel Corporation from 1974 to 1980.

(9)	Includes exercisable options for 15,000 shares of Class A Common Stock for each of Messrs. Gonzalez, Postlewait, and Malehorn.

(10)	Includes 907,422 shares of Class A Common Stock, subject to exercisable warrants and stock options held by such persons.

        During the fiscal year ended September 30, 1999, the Company’s Board of Directors held four regular meetings and two special meetings. Each member of the Board of Directors attended all of the meetings of the Board and of each Board committee of which they were members.

Agreement Concerning Change in Control

        The shares of common stock of BSPL owned by Mr. Howard M. Meyers may not be sold, nor may shares of BSPL be issued, at a price which represents a premium attributable to the underlying Class B Common Stock over the market price of the Class A Common Stock, to any person or group if such sale, when aggregated with all prior sales during the immediately preceding four-year period, would result in such person or group owning more than 50% of the common stock of BSPL, unless such person or group agrees to make a tender offer within 30 days for an equivalent percentage of Class A Common Stock at the highest price paid by such person or group (expressed in equivalent shares of Class B Common Stock) for the shares of common stock of BSPL; provided that the Directors elected by the holders of the Class A Common Stock waive the charter restriction prohibiting a purchaser from acquiring 5% or more of the aggregate fair market value of the Class A Common Stock. The agreement terminates when the holders of the Class B Common Stock no longer have the right to elect a majority of the Board of Directors of the Company.

        The Company’s Certificate of Incorporation provides that if Mr. Meyers resigns, retires or is removed for cause as Chief Executive Officer of the Company, the Class B Common Stock will no longer vote separately by class with respect to the election of directors, and will only have one vote per share.

Committees of the Board

        The Board of Directors has four committees, an Audit Committee, an Environmental, Health, and Safety Audit Committee, a Compensation Committee, and a Nominating Committee. During the fiscal year ended September 30, 1999, the Audit Committee met twice, the Environmental, Health, and Safety Audit Committee twice, the Nominating Committee once, and the Compensation Committee three times.

        The Audit Committee presently consists of Messrs. Klein (Chairman), Lospinoso, Golub, and Sangalis. The Audit Committee is charged with the duties of making recommendations to the Board of Directors regarding the selection of the Company’s independent auditors, reviewing the activities of such independent auditors and of any internal audit activities of the Company, disposing and deciding of major accounting policy matters directly or indirectly affecting the Company, defining the scope of the annual audit of the Company, and such other powers and duties as may be delegated to such committee by the Board of Directors from time to time.

        Environmental, Health, and Safety Audit Committee, which presently consists of Messrs. Golub (Chairman), Klein, Lospinoso, and Shuman, is charged with oversight of the Company’s Health and Safety Policy and its Environmental Compliance Policy, reviewing the independent audit reports of the outside health, safety and environmental consultants engaged for such purposes, defining the scope of such audits and such other powers and duties in the health, safety and environmental areas as may be delegated to the Committee by the Board of Directors.

        The Compensation Committee presently consists of Messrs. Shuman (Chairman), Golub, and Lospinoso. The Compensation Committee is empowered to establish compensation payable to directors and executive officers of the Company, as well as any loans or advances by the Company to such persons, subject to the provision that the Chief Executive Officer’s compensation is controlled by an employment arrangement between the Chief Executive Officer and the Company.

        The Nominating Committee presently consists of Messrs. Shuman (Chairman), Golub, and Sangalis. The Nominating Committee is empowered to nominate persons solely for election as Class A Directors at the annual meeting of stockholders. The Committee will consider candidates for nominees for directors recommended by Class A stockholders if such recommendations are submitted in writing to the Secretary of the Company giving the background and qualifications of the candidate.

Director’s Compensation

        The Company pays each non-employee director $50,000 per year, payable in quarterly installments, for serving as a director, plus expenses for each meeting of the Board of Directors or a Committee of the Board that a director attends. The Company does not compensate directors who are officers of the Company for services as directors. Mr. Meyers and Mr. Pitts are the only directors who are officers of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers, and 10% shareholders to file with the Securities and Exchange Commission reports of beneficial ownership, and changes in beneficial ownership of the Common Stock of the Company. For fiscal 1999, all such required statements were filed on a timely basis.

EXECUTIVE COMPENSATION

        The following table sets forth the compensation earned by the Company’s Chief Executive Officer and the four other most highly-compensated executive officers for the fiscal years 1997 through 1999.

SUMMARY COMPENSATION TABLE

Name and		Annual Compensation		Long-Term Compensation Award of Stock Options	All Other
Principal Position	Year	Salary	Bonus	(# of Shares)	Compensation(1)
Howard M. Meyers	1999	$ 515,988	$ -0-	-0-	$ -0-
Chairman and Chief	1998	508,163	-0-	-0-	-0-
Executive Officer	1997	502,488	-0-	-0-	-0-

Jerry M. Pitts	1999	$ 350,000	$ 14,000	-0-	$ 20,315
President and Chief	1998	343,750	385,000	30,000	2,518
Operating Officer	1997	300,000	-0-	-0-	2,549

Timothy R. Postlewait	1999	$ 171,000	$ 6,840	-0-	$ 11,798
Vice President	1998	170,166	188,100	15,000	2,114
of Plant Operations	1997	166,000	-0-	-0-	2,249

Richard J. Gonzalez	1999	$ 171,000	$ 6,840	-0-	$ 12,123
Vice President, Chief Financial	1998	168,667	188,100	15,000	2,258
Officer, Treasurer and Secretary	1997	157,000	-0-	-0-	2,049

Rodger A. Malehorn	1999	$ 157,000	$ 6,280	-0-	$ 11,349
Vice President of	1998	155,833	172,700	15,000	2,133
Commercial Operations	1997	150,000	-0-	-0-	1,751

__________
(1)	Includes amounts contributed by the Company under defined contribution plans. For fiscal 1999, the Company’s contributions were $19,156 for Mr. Pitts, $11,092 for Mr. Postlewait, $11,222 for Mr. Gonzalez, and $10,206 for Mr. Malehorn. Also includes the dollar value of term life insurance premiums paid by the Company for the benefit of these officers.

        The following table provides certain information concerning each exercise of stock options during the fiscal year ended September 30, 1999 by each of the Named Executive Officers, and the fiscal year-end value of unexercised options held by such persons, under the Company’s 1991 Stock Option Plan.

AGGREGATED OPTION EXERCISES ANDFISCAL
YEAR-END OPTION VALUES

Name	Shares Acquired on Exercise(#)	Value Realized	Number of Securities Underlying Unexercised Options at September 30, 1999 Exercisable(E)/ Unexercisable(U)	Value of Unexercised In-the-Money Options at September 30, 1999(1) Exercisable(E)/ Unexercisable(U)
Howard M. Meyers	N/A	$ N/A	-0-	$ N/A
Jerry M. Pitts	-0-	-0-	30,000E/30,000U	0E/0U
Timothy R. Postlewait	-0-	-0-	15,000E/15,000U	0E/0U
Richard J. Gonzalez	-0-	-0-	15,000E/15,000U	0E/0U
Rodger A. Malehorn	-0-	-0-	15,000E/15,000U	0E/0U

__________

(1)	At September 30, 1999, the closing sales price for Bayou Steel Corporation’s Class A Common Stock on the American Stock Exchange was $3.375.

Employment Contract

        Pursuant to agreements between Mr. Howard M. Meyers and the Company, Mr. Meyers is entitled to an annual cash salary equal to the greater of (x) a base amount of $350,000 adjusted for increases in the consumer price index since December 1985 or (y) 2% of the Company’s pretax net income earned during the immediately preceding year (or 1% if Mr. Meyers is no longer both the Chairman and Chief Executive Officer of the Company with substantial day-to-day managerial responsibilities).

Retirement Plan

        The following table specifies the estimated annual benefits upon retirement under the Bayou Steel Corporation Retirement Plan (the “Retirement Plan”) to eligible employees of the Company of various levels of average annual compensation and for the years of service classifications specified:

PENSION PLAN TABLE

Average Annual	Years of Service
Compensation	10	20	30	45
$ 20,000	$ 1,200	$ 2,400	$ 3,600	$ 3,600
50,000	3,944	7,694	11,541	11,541
100,000	9,347	18,694	28,041	28,041
150,000	14,847	29,694	44,541	44,541
200,000	15,947	31,894	47,841	47,841
250,000	15,947	31,894	47,841	47,841
300,000	15,947	31,894	47,841	47,841
600,000	15,947	31,894	47,841	47,841

        The Company has adopted the Retirement Plan covering eligible employees of the Company not covered by a collective bargaining agreement. Under the terms of the Retirement Plan, the monthly retirement benefits of a participant payable at the participant’s normal retirement date are equal to (i) .6% of average monthly compensation, multiplied by years of credited service (not to exceed 30 years), plus (ii) .5% of that portion, if any, of average monthly compensation which is in excess of the participant’s average social security taxable wage base, multiplied by years of credited service (not to exceed 30 years).

        Annual retirement benefits are computed on a straight life annuity basis without deduction for Social Security or other benefits. The Tax Code limits the amount of annual compensation that may be counted for the purpose of calculating pension benefits, as well as the annual pension benefits that may be paid, under the Retirement Plan. For 1999, these amounts are $160,000 and $130,000, respectively.

        Earnings of the named executive officers, for purposes of calculating pension benefits, approximate the aggregate amounts shown in the Annual Compensation columns of the Summary Compensation Table; however, earnings for purposes of such calculation are subject to the $160,000 limitation discussed above.

        The years of credited service under the Retirement Plan as of October 1, 1999 for each of the five most highly compensated officers of the Company are: Howard M. Meyers, 13 years; Jerry M. Pitts, 18 years; Timothy R. Postlewait, 18 years; Richard J. Gonzalez, 16 years; and Rodger A. Malehorn, 15 years.

Compensation Committee Interlocks and Insider Participation

        The members of the Company’s Compensation Committee are Messrs. Stanley S. Shuman, Lawrence E. Golub, and Albert P. Lospinoso. No member of the Compensation Committee has been an officer or employee of the Company. No executive officer of the Company served in the last fiscal year as a director or member of the compensation committee of another entity, one of whose executive officers served as a director or on the Compensation Committee of the Company.

REPORT OF THE COMPENSATION COMMITTEE

        This report by the Compensation Committee shall not be deemed to be incorporated by reference by any general statement which incorporates this Proxy Statement by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, (the “Acts”), and they shall not otherwise be deemed filed under such Acts.

Compensation Committee Report on Executive Compensation

        The Company’s executive compensation program is designed to attract, retain, reward, and motivate executive management talent required to achieve its short and long-term business objectives, maintain its competitive position in the steel minimill industry, and increase shareholder value. This program is administered and effected by the Company’s management and monitored and approved by the Compensation Committee of the Board of Directors which is comprised of outside directors of the Company.

        General. In fiscal 1998, as the Company has done periodically, the Company engaged an independent compensation consultant to review the competitiveness of its total executive compensation package. Total compensation includes base pay, annual incentive pay, and long-term incentives. The consultant, with management participation, selected a peer group of publicly traded companies in the steel industry with revenue approximately the same as the Company. The consultant then reviewed compensation of comparable executive positions in the peer group over a three year period. The consultant also collected survey compensation data from published surveys, including steel manufacturers and related companies. Based on this, the consultant determined a target level of total compensation for each of the Company’s executive officers. The report of the independent consultant, which was presented to the Compensation Committee and subsequently accepted by the Board of Directors, made recommendations intended to maintain total executive compensation at a competitive level. The Compensation Committee has basically used this approach as its compensation policy since 1994, although certain subjective elements, including individual performance, scope of responsibilities, and unusual activities, such as acquisitions and financing transactions, are also considered.

        Base Pay. Salaries of the Company’s executive officers, other than the Chief Executive Officer, are determined by the Chief Executive Officer within the general compensation guidelines developed by the independent consultant and adopted by the Committee. Based on the study of the peer group of steel minimills, base salaries are targeted at the median level of salaries in the peer group. Besides maintaining competitive market levels, subjective criteria, such as the impact the executive has on the Company, the skills and experience required by the job, individual performance, and internal equity are considered in determining salary levels. Adjustments to salaries are reviewed by the Compensation Committee.

        Annual Incentive Pay. A significant portion of the potential compensation of the Company’s executive officers consists of an annual incentive cash bonus. The Committee believes that incentive compensation provides the best means of motivating and rewarding performance while providing necessary controls on cost. The Company has instituted an Incentive Compensation Plan (the “ICP”) to provide annual cash incentives for the attainment of corporate financial objectives to all executive officers, except the Chief Executive Officer. The Administrative Committee, composed of the Chief Executive Officer, Mr. Meyers, and the President, Mr. Pitts, as appointed by the Compensation Committee, determines quantitative measures of financial performance or other indicators of performance for the Company and measurable individual goals each year. The Administrative Committee reviewed these measures with a subcommittee of the Compensation Committee as to appropriateness. In fiscal 1999, the ability of the Company’s executive officers to earn incentive bonuses under the ICP was dependent upon the Company’s achievement of certain percentage levels of return on assets (the “ROA”) using the historical ROA experience of a group of peer competitors. ROA is defined as income before net interest, tax, depreciation, and amortization to defined assets. If the threshold level below which no incentives would be paid is exceeded, the cash incentive bonuses incrementally increase based upon specified ROA levels pre-established by the Administrative Committee. Since the threshold level for ROA percentage was reached and exceeded by a modest margin, awards were paid under the ICP for fiscal 1999. Additionally, the Compensation Committee can award discretionary awards based on unusual circumstances. None of the executives has been designated for such a discretionary award.

        Long-Term Incentives. The purposes of long-term incentive compensation is to promote the Company’s long-term goals. The Company has provided financial incentives to executives to increase the value of the Company, as reflected in the price of its stock, and to focus on the intermediate and long-term development and prosperity of the Company. By providing the opportunity to acquire a significant proprietary interest in the Company, the plan links the interests of the executives with those of the stockholders. Additionally, the Company considers various benefit programs as part of its long-term retention incentives.

        Using the independent compensation consultant’s 1994, 1997, and 1998 reports which were based on analysis of peer steel minimill companies, a target level for long-term incentives for executives as a percentage of total compensation was established. The Board currently uses incentive stock options as one of its long-term incentives and made awards to executives in 1998. The vesting schedule provides features intended to encourage long-term retention and loyalty of its executive officers. Once the value of the long-term incentive component is determined and the cost of various retention benefits is established, the number of incentive options was determined based on the Black-Scholes valuation model and past practices. The ultimate value of incentive stock options is based solely on the increase in value of the shares over grant price, which was market value on the date of the grant. There were no awards in fiscal 1999. It is anticipated that periodic awards will be given to executive officers in the future so that, over time, target levels are achieved. The 1998 independent consultant’s report noted that the Company’s long-term incentives, particularly those related to benefits, were not as competitive as the peer group. The Compensation Committee recommended and the Board approved certain benefit adjustments and long-term retention plans such that total remuneration will reach prevailing competitive practices.

        Conclusion. Total compensation is evaluated over a period of several years since both the annual incentive component and long-term incentive component can vary significantly from year to year depending on the cyclical nature of the industry, Company performance, and individual performance. The Compensation Committee believes that current compensation, as measured by cash, incentive stock options, and benefits, for executive officers is reasonable and competitive. The Compensation Committee believes that fiscal year 1999 compensation is consistent with its current compensation philosophy and reflects corporate performance.

        Compensation of Chief Executive Officer. The compensation payable to Mr. Meyers for all services performed on behalf of the Company in any capacity is determined by the terms of agreements dated July 26, 1988 and August 28, 1986, to which the Company and Mr. Meyers are parties. The two agreements provide that Mr. Meyers is entitled to the greater of (x) a base amount of $350,000 adjusted for increases in the consumer price index since December 1985 or (y) 2% of the Company’s pretax net income earned in the previous year (or 1%, if Mr. Meyers is no longer both the Chairman and Chief Executive Officer of the Company with substantial day-to-day managerial responsibilities).

        Policy on Deductibility of Compensation. Section 162(m) of the Internal Revenue Code limits to $1 million the Company’s tax deduction for compensation paid to each of the Company’s most highly paid executive officers, unless certain requirements are met. The Committee believes it unlikely in the short term that the limitation will affect the Company. Additionally, the Company has substantial net operating loss carryforwards to reduce income taxes. The Committee’s present intention is to structure executive compensation so that it will be fully deductible provided that such continues to be in the best interest of the Company and its stockholders.

Submitted by the Compensation Committee Stanley S. Shuman, Chairman Lawrence E. Golub Albert P. Lospinoso

STOCKHOLDER RETURN PERFORMANCE GRAPH

        The following graph compares the change in the cumulative total shareholder return on the Company’s Common Stock with the total return of the Standard & Poor’s 500 Stock Index and Standard & Poor’s Steel Industry Group Index for the period of five years commencing on October 1, 1994 and ending on September 30, 1999. The graph assumes an investment on October 1, 1994 of $100 in Bayou Steel Corporation Common Stock, Standard & Poor’s 500 Stock Index, and the Standard & Poor’s Steel Industry Group Index.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

[THE FOLLOWING MATERIAL WAS REPRESENTED BY A LINE GRAPH IN THE PRINTED MATERIAL]

	1994	1995	1996	1997	1998	1999
Bayou Steel	100	120	88	118	94	82
S&P 500	100	130	156	219	239	305
S&P Steel Index	100	71	70	81	59	73

        Since September 30, 1994, the Company used an index of peer companies in the minimill steel industry, selected by the Company. In fiscal 1998, two of the eight were removed since they were acquired by other companies and their stock was no longer publicly traded and one minimill was added. In fiscal 1999 another company would have been removed. Since most of the peer minimills use the S&P Steel Industry Group Index for the five year comparison, the Company commenced using this index in fiscal 1999.

RATIFICATION OF THE APPOINTMENT OF
ARTHUR ANDERSEN LLP AS AUDITORS (PROPOSAL 2)

        The Board of Directors has appointed the firm of Arthur Andersen LLP, independent certified public accountants, to examine the financial statements of the Company for the year ending September 30, 2000. Arthur Andersen LLP has been employed as independent auditors to the Company and its predecessor since its inception in 1979. Stockholders are asked to ratify the action of the Board of Directors in making such an appointment.

        If the appointment of Arthur Andersen LLP for fiscal year 2000 is not ratified by the Stockholders, the selection of other independent auditors will be considered by the Board of Directors.

        Representatives of Arthur Andersen LLP are not expected to be present at the Meeting, but will be afforded the opportunity to make a statement by open telephone, if they so desire, and will also be available to respond to appropriate questions by open telephone.

        The Board of Directors recommends a vote FOR ratification of the appointment of Arthur Andersen LLP as auditors and it is intended that proxies will be so voted unless marked to the contrary or as abstentions.

OTHER MATTERS

        As of the date of this Proxy Statement, the Board of Directors does not know of any other matters to be presented for consideration at the Annual Meeting. If other matters should properly come before the Annual Meeting, the persons named in the enclosed form of Proxy, or their substitutes, will vote the shares represented by the proxies with respect to any such matters in accordance with their best judgement.

        Proposals which stockholders wish to include in the Company’s proxy materials relating to the 2001 Annual Meeting of Stockholders must be received by the Company no later than October 4, 2000. Proxies solicited on behalf of the Board of Directors for the 2001 Annual Meeting of Stockholders will confer discretionary authority to vote with respect to any other matter properly submitted by a stockholder for action at the 2001 Annual Meeting of Stockholders if the Company does not, on or before December 18, 2000, receive written notice addressed to the Secretary of the Company that the stockholder intends to do so.

        Please promptly complete and return your proxy in the enclosed self-addressed, stamped envelope.

By order of the Board of Directors RICHARD J. GONZALEZ, Secretary

LaPlace, Louisiana February 1, 2000

BAYOU STEEL CORPORATION
Proxy Solicited by Board of Directors
For Annual Meeting of Stockholders, March 2, 2000

The undersigned hereby appoints HOWARD M. MEYERS proxy, with power of substitution, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Stockholders of Bayou Steel Corporation to be held at One West 54th Street, New York, New York 10019, on March 2, 2000 at 9:00 A.M. (E.S.T.), and all adjournments thereof as directed below and on the reverse side of this card and, in their discretion, upon any other matters which may properly come before the Meeting or any adjournment thereof.

Please indicate below and on the reverse side of this card how your Class A Common Stock is to be voted.

If not otherwise specified, shares will be voted FOR all Class A nominees in Proposal 1 and for Proposal 2 on the reverse side of this card.

The Board of Directors Recommends a Vote FOR Proposals #1 and #2.

1.	Election of the following nominees as Class A Directors: Lawrence E. Golub and Stanley S. Shuman.

2.	Ratification of the appointment of Arthur Andersen LLP as independent auditors.

                           FOR  WITHHELD                             FOR  AGAINST  ABSTAIN
1. Election of Directors   |_|    |_|       2. Ratification of the   |_|    |_|      |_|       This proxy when properly
      (see reverse)                            selection of inde-                              executed will be voted in the
                                               pendent auditors.                               manner directed herein by
                                                                                               the undersigned. If no
For all, except vote withheld from the following candidate(s):                                 direction is made, this
                                                                                               proxy will be voted FOR
                                                                                               each of the nominees for
                                                                                               Class A Directors named on
                                                 The Board of Directors recommends             the reverse side and FOR
-----------------------------------------------  a vote FOR proposals 1 and 2.                 proposal 2.

SIGNATURE(S)                                         DATE                                      The proxies will vote in
            ----------------------------------------     -----------------------               accordance with their
                                                                                               discretion on such other
                                                                                               matters as may properly
                                                                                               come before the meeting.
                                                                                               The undersigned hereby
SIGNATURE(S)                                         DATE                                      revoke all proxies heretofore
            ----------------------------------------     -----------------------               given by the undersigned to
NOTE:    Please sign as name appears above. Joint owners should each sign.                     vote at said meeting or any
         When signing as attorney, executor, administrator, trustee or                         adjournments thereof.
         guardian, please give full title as such.